Exhibit 99.3

Media Contact:	FOR IMMEDIATE RELEASE
Witt Associates
Lynn Holmes
Tel. +1 202 585 0780

O’Brien’s Response Management

Tim O’Leary

Tel. +1 281 606 4744

Witt Associates and O’Brien’s Response Management to Combine and become Witt O’Brien’s, the Nation’s Top Crisis and Disaster Services Firm

WASHINGTON, D.C., Dec 4, 2012 / PR Newswire - Witt Associates and O’Brien’s Response Management today announced their intent to combine the two companies to form Witt O’Brien’s by December 31, 2012. This transaction brings together two of the nation’s leading preparedness, crisis management and disaster response and recovery organizations. Witt O’Brien’s will bring a new approach to the crisis and disaster industry by combining each company’s unparalleled crisis and disaster experience with innovative planning, training, exercise, and software solutions. Witt O’Brien’s will be led by James Lee Witt, former Director of the Federal Emergency Management Agency (FEMA), as Executive Chairman, Ken Burris as Chief Executive Officer and Tim Perkins as President and Chief Operating Officer. Witt O’Brien’s will be headquartered in Washington, D.C., with offices in Alaska, Arkansas, California, Florida, Louisiana, New Jersey, Texas, and Washington as well as the United Kingdom and Brazil.

“This transaction strengthens the combined company’s crisis and emergency preparedness, management and response services in the United States and around the globe. Our combined clients will have access to the leading crisis and emergency management company,” said James Lee Witt, Chairman and Founder of Witt Associates.

“We are excited for Witt O’Brien’s to offer its combined clients expanded services covering a full range of crisis preparedness, planning and response and recovery services garnered through decades of experience planning for, responding to and mitigating some of the most recognizable domestic and international crises and disasters over the last thirty years. We believe this level of experience is invaluable for all corporate executives and government leaders responding to a crisis,” said Tim Perkins, CEO of O’Brien’s.

A definitive agreement to combine the companies has been executed and is subject to customary closing conditions. Please use the following link to access additional information regarding this announcement: http://wittobriens.piersystems.com

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About WITT ASSOCIATES

Witt Associates is a public safety and crisis management consulting firm based in Washington, D.C. Witt Associates has unrivaled experience and hands-on knowledge of emergency preparedness, response, recovery and mitigation. Witt Associates bridges government agencies and non-profits with industry and citizens as they assist state and local governments to prepare for and recover from disasters and crisis. Witt Associates is a portfolio company of Juggernaut Capital Partners. More information can be found at www.wittassociates.com.

About O’BRIEN’S RESPONSE MANAGEMENT

O’Brien’s Response Management is a leading provider of emergency preparedness, response management and crisis services. O’Brien’s helps clients become more resilient by enabling them to Prepare, Respond, Communicate and Recover before, during and after a crisis. O’Brien’s Response Management, Inc. is a wholly-owned subsidiary of SEACOR Holdings (NYSE: CKH). More information can be found at www.obriensrm.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, comments about the benefits of the contemplated transaction and the parties’ plans, objectives, expectations, intentions and other statements that are not historical facts. Such statements are based on the current beliefs of the parties’ respective managements and are subject to significant risks and uncertainties, the ability to complete the announced intention to combine the parties’ businesses, the ability to realize the expected benefits of the intended transaction and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the following should not be considered a complete discussion of all potential risks or uncertainties. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this press release should be evaluated together with the many uncertainties that affect the Company’s businesses. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.